Intellectual Property Rights Sales Agreement

Aspire Japan, Inc. (hereafter, "Aspire") is selling the Intellectual Property of the Aqua-make system to Global Investment Service, Inc. (hereafter, "GIS") with following conditions.

(Sales of Intellectual Property)

1.	Aspire is selling the Intellectual Property of the Aqua-make system defined below to GIS.

Definition of the selling Intellectual Property: All registered patent, work-in-progress patent, and business and operation know-how of the Aqua-make system defined in the Intellectual Property valuation report produced by Aspire.

(Price and Payment Plan)

2.
GIS must pay Japanese 1.6 Billion YEN (When Japanese Yen is 110 Yen to a US$1, 1.6 Billion Japanese Yen is US$14,545,455) (excluding applicable sales tax) to Aspire for the above described Intellectual Property with the following payment schedule.

(1)	August 29, 2008	200 Million Japanese Yen (Approx. US$1,818,182)

(2)	September 30, 2008	400 Million Japanese Yen (Approx. US$3,636,364)

(3)	October 31, 2008/08/07	1 billion Japanese Yen (Approx. US$9,090,909)
(Approximate figure calculate with US$1=110 Japanese Yen)

(Registration transfer documents)

3.
Aspire agrees to transfer the registered holder of the official patent to GIS after receiving all payments described above from GIS. GIS agrees to pay for the direct expense to transfer the registered holder of the patent to Aspire from GIS.

(The timing of the bill of rights transfer)

4.	GIS understands that GIS receives full rights of the Intellectual Property when the payment is paid fully.

(Non-Refundable)

5.	GIS agrees that Aspire will not refund the payments received from Aspire in any case.

(Patent Payment)

6.	GIS agrees that GIS will pay for any extra patent that Aspire may have paid for the new patent before October 31, 2008.

(Non-Disclosure)

7.	GIS agrees that GIS will not disclose any information regarding the Aqua-make system.

(Indemnification)

8.
GIS understands the meaning and legal consequences of the representations and warranties contained in this agreement, and agrees to indemnify and hold harmless the Aspire and each member, officer, employee, agent or representative thereof against any and all loss, damage or liability due to or arising out of a breach of any representation or warranty, or breach or failure to comply with any covenant, of the GIS, whether contained in this Agreement.

(Buy Back Option)

9.
GIS agrees that Aspire can buy the Intellectual Property back from GIS when the GIS decide to sell the Intellectual Property within next two to three years. In the event, GIS wish to sell the Intellectual Property to Aspire and Aspire decide to buy the Intellectual Property from GIS, GIS agrees to take stock payment from Aspire for the restricted common stock shares of THREE MILLION TWO HUNDRED THOUSAND (3.2million) shares issued by Aspire. Aspire agrees not to split its stock for next three years.

(Violation)

10.	In the event that GIS and Aspire feels that the other party has violated the agreement, this case will use the civil code.

(Dispute)

11.
In the event that GIS and Aspire have misunderstanding or problem regarding this agreement, GIS and Aspire both agree to reconcile the differences within three business days by conducting a gentleman's meeting.

Date:August 15, 2008

Translated Version

Hideo Kawahara, CEO
Global Investment Service, Inc.
Osaka, Japan

Translated Version

Ken Osako, CEO
Aspire Japan, Inc.
Newport Beach, CA USA